CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (File No. 811-5989 and 33-37011) (Registration Statement) of our report dated October 12, 2010, relating to the financial statements and financial highlights of Putnam Global Utilities Fund, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
December 22, 2010